Exhibit 107

Calculation of Filing Fee Tables

Form F-4

(Form Type)

Nvni Group Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Ordinary Shares, par value $0.00001 per share	Rule 457(c) and Rule 457(f)(1)	10,050,363(2)	$10.50(3)	$105,528,811.50	$0.0001102	$11,630.00

Fees to Be Paid	Equity	Warrants to purchase Ordinary Shares, par value $0.00001 per share	Rule 457(i)	23,050,000(4)	$11.54725(5)	$266,164,112.50	$0.0001102	$29,332.00

Fees to Be Paid	Equity	Ordinary Shares, par value $0.00001 per share, issuable upon exchange of Warrants	Rule 457(c) and Rule 457(i)	23,050,000(4)(6)	N/A	N/A	N/A	N/A

	Total Offering Amounts					$371,692,924.00		$40,962.00

	Total Fees Previously Paid							—

	Net Fee Due							$40,962.00

(1)

All securities being registered are issued by Nvni Group Limited, an exempted company incorporated with limited liability in the Cayman Islands (“New Nuvini”), in connection with the Business Combination described in the enclosed proxy statement/prospectus among New Nuvini, Nuvini Holdings Limited, an exempted company incorporated with limited liability in the Cayman Islands, Nuvini Merger Sub, Inc., a Delaware corporation, and Mercato Partners Acquisition Corporation, a Delaware corporation. Capitalized terms used but not defined in this filing fee table have the respective meanings given to them in the enclosed proxy statement/prospectus.

(2)

Consists of up to 10,050,363 New Nuvini Ordinary Shares that may be issued in exchange for a maximum of (subject to any further redemptions) (a) 4,300,363 Public Shares and (b) 5,750,000 shares of Mercato Class B Common Stock held by the Initial Stockholders, all in connection with the consummation of the Business Combination.

(3)	Based on the average of the high and low trading prices of Mercato Class A Common Stock as of June 12, 2023, pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act.
(4)

Represents the estimated maximum number of New Nuvini Warrants that may be issued upon completion of the Business Combination in exchange for (i) 11,500,000 Mercato Public Warrants (ii) 10,050,000 Private Placement Warrants and (iii) up to 1,500,000 private placement warrants that may be issued to Mercato Sponsor in connection with working capital loans made by Mercato Sponsor to Mercato. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to the New Nuvini Warrants has been allocated to the underlying New Nuvini Ordinary Shares and those New Nuvini Ordinary Shares are included in the registration fee. The maximum number of New Nuvini Ordinary Shares issuable upon exercise of the New Nuvini Warrants are being simultaneously registered hereunder.

(5)

Based on (i) the exercise price of the warrants of $11.50 plus (ii) the average of the high and low trading prices of Mercato Public Warrants as of June 12, 2023, pursuant to Rules 457(c) and 457(i) promulgated under the Securities Act.

(6)	Consists of New Nuvini Ordinary Shares issuable upon exercise of New Nuvini Warrants.

Ex. 107-1